Exhibit 4.11
DESCRIPTION OF SHARE CAPITAL
References in this exhibit to “Rockley,” “we,” “us,” or “our” are to Rockley Photonics Holdings Limited and does not include our subsidiaries.
The following summary of the material terms of our share capital is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Memorandum and Articles of Association, or the Articles of Association, the warrant-related documents and the convertible notes-related documents described herein. We urge to you read each of the Articles of Association, the warrant-related documents and the convertible notes-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Exempted Company
We are incorporated as an exempted company with limited liability under Cayman Islands law and our affairs are governed by the provisions of our Articles of Association, as amended and restated from time to time, and by the provisions of the Companies Act (Revised) of the Cayman Islands, as amended from time to time, or the Companies Act.
A Cayman Islands company qualifies for exempted status if its operations will be conducted mainly outside of the Cayman Islands. Exempted companies are exempted from complying with certain provisions of the Companies Act. An exempted company is not required to obtain prior approval for registration or to hold an annual general meeting, and the annual return that must be filed with the Registrar of Companies in the Cayman Islands is considerably simpler than for non-exempted Cayman Islands companies. Names of shareholders are not required to be filed with the Registrar of Companies in the Cayman Islands.
While there are currently no forms of direct taxation, withholding or capital gains tax in the Cayman Islands, an exempted company is entitled to apply for a tax exemption certificate from the Financial Secretary, which provides written confirmation that, among other things, should the laws of the Cayman Islands change, the company will not be subject to taxes for the period during which the certificate is valid (usually 20 years).
Share Capital
Authorized Capitalization
General
The total amount of our authorized share capital consists of 12,417,500,000 ordinary shares with a par value of $0.000004026575398 per share, or our ordinary shares.
Ordinary Shares
Our ordinary shares are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our ordinary shares are neither convertible nor redeemable. Unless our board of directors, or the Board, determines otherwise, we will issue all of our share capital in uncertificated form. Our shareholders may freely hold and vote their ordinary shares.
Voting Rights
On a show of hands, each shareholder present in person or by proxy (or, for a corporation or other non-natural person, present by its duly authorized representative or proxy) at general meeting shall have one vote and on a poll, shall have one vote for each share registered in his name in the register of members of Rockley. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders together holding at least ten percent (10%) of our paid up voting share capital, present in person or by proxy.
A quorum required for a general meeting of shareholders consists of one or more holders of shares holding not less than an aggregate of one-third of all voting share capital in issue present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative) and entitled to vote. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the governing documents. There are no cumulative voting rights.
We may (but are not obliged to) hold an annual general meeting at such time and place the Board shall determine. The Board may call general meetings. Advance notice to shareholders of at least seven calendar days is required for the convening of any general meeting. The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

Under the Companies Act, certain matters must be approved by special resolution of the shareholders, including alteration of the memorandum or articles of association, reduction of share capital, change of name, or voluntary winding up of Rockley.
Dividend Rights
Subject to any rights and restrictions for the time being attached to any class or classes of shares and our Articles of Association, the Board may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of our lawfully available funds. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by the Board. No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account, a concept analogous to paid-in surplus in the United States.
Other Rights
Each holder of our ordinary shares is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred shares, if any, that we may designate and issue in the future.
Liquidation Rights
If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our ordinary shares will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred shares, if any, then outstanding.
Inspection of Books and Records
Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholder or our corporate records.
Special Meetings of Shareholders
Our governing documents provide that a meeting of shareholders may be called by the Board. At least seven calendar days’ notice will be given for any meeting. Every notice will be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and will specify the place, the day and the hour of the meeting and the general nature of the business.
Action by Written Consent
Our governing documents provide that any action required or permitted to be taken by the shareholders may be effected at an annual or extraordinary general meeting of the shareholders, or taken by unanimous written consent in lieu of a meeting.
Removal of Directors
The Board or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of our ordinary shares entitled to vote and who vote at a general meeting.
Preferred Shares
Our Articles of Association provide that preferred shares may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred shares. The Board is able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the Board to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of Rockley or the removal of existing management.
Limitations on Liability and Indemnification of Officers and Directors
Our governing documents provide that we will indemnify our directors. In addition, we expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board.
Transfer Agent
The transfer agent for Rockley ordinary shares is Computershare Trust Company, N.A.
Register of Members
Under Cayman Islands law, we must keep a register of members and include the following items:

•the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under our Articles of Association , and if so, whether such voting rights are conditional;

•the date on which the name of any person was entered on the register as a member; and

•the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set forth therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted), and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of an offering of shares, the register of members shall be immediately updated to reflect the shares that were issued in connection with such offering. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their names. If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in updating the register for any person that has ceased to be a member of Rockley, such aggrieved person or member (or any member of Rockley or Rockley itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or, if satisfied with the justice of the case, order the register be rectified.
Warrants
Public Warrants
Each of our publicly traded warrants to purchase ordinary shares, or the Public Warrants, entitles the registered holder to purchase one Rockley ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Business Combination discussed below, provided that there is an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, covering the Rockley ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them available (or Rockley permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement governing the terms of the Public Warrants, or the Rockley Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Rockley Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of Rockley ordinary shares. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. The Public Warrants will expire five years after the closing of the Business Combination, at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.
Rockley will not be obligated to deliver any Rockley ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Rockley ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to Rockley satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and Rockley will not be obligated to issue a Rockley ordinary share upon exercise of a Public Warrant unless the Rockley ordinary shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will Rockley be required to net cash settle any Public Warrant.
Rockley was obligated to use its best efforts to file as soon as practicable, but in no event later than 30 business days after the closing of the Business Combination, with the Securities and Exchange Commission, or the SEC, a registration statement for the registration, under the Securities Act, of the Rockley ordinary shares issuable upon exercise of the Public Warrants. Rockley is obligated to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Rockley Warrant Agreement. If a registration statement covering the Rockley ordinary shares issuable upon exercise of the Public Warrants was not effective by the 60th business day after the closing of the Business Combination, Public Warrant holders may, until such time as there was an effective registration statement and during any period when Rockley will have failed to maintain an effective registration statement, exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption. Notwithstanding the above, if the Rockley ordinary shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Rockley may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Rockley so elects, it will not be required to file or maintain in effect a registration statement, and in the event Rockley does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, Rockley may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrantholder; and
•if: and only if, the reported closing price of the Rockley ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three business days before Rockley sends the notice of redemption to the warrantholders.
If and when the Public Warrants become redeemable by Rockley, Rockley may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and Rockley issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of Rockley ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.
If Rockley calls the Public Warrants for redemption as described above, Rockley’s Board will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” Rockley’s management will consider, among other factors, Rockley’s cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Rockley ordinary shares issuable upon the exercise of Rockley’s Public Warrants. If Rockley’s management takes advantage of this option, all holders of w Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Rockley ordinary shares equal to the quotient obtained by dividing (a) the product of the number of Rockley ordinary shares underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the Rockley ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If Rockley’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Rockley ordinary shares to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrants redemption. Rockley believes this feature is an attractive option to it if it does not need the cash from the exercise of the Public Warrants after the closing of the Business Combination. If Rockley calls its Public Warrants for redemption and Rockley’s management does not take advantage of this option, the holders of the Private Warrants discussed below and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrant on a cashless basis, as described in more detail below. A holder of a Public Warrant may notify Rockley in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the Rockley ordinary shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Rockley ordinary shares is increased by a stock dividend payable in Rockley ordinary shares, or by a split-up or other similar event, then, on the effective date of stock dividend, split-up or similar event, the number of Rockley ordinary shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Rockley ordinary shares. A rights offering to holders of Rockley ordinary shares entitling holders to purchase Rockley ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of Rockley ordinary shares equal to the product of (a) the number of Rockley ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Rockley ordinary shares) and (b) the quotient of (i) the price per Rockley ordinary share paid in such rights offering and (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Rockley ordinary shares, in determining the price payable for Rockley ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Rockley ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Rockley ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Rockley, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Rockley ordinary shares on account of such Rockley ordinary shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Rockley ordinary shares in connection with the closing of the Business Combination, or (d) to satisfy the redemption rights of the holders of Rockley ordinary shares in connection with a shareholder vote to amend the governing documents, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Rockley ordinary share in respect of such event.
If the number of outstanding Rockley ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of Rockley ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Rockley ordinary shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Rockley ordinary shares.
Whenever the number of Rockley ordinary shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of Rockley ordinary shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of Rockley ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Rockley ordinary shares (other than those described above or that solely affects the par value of such Rockley ordinary shares), or in the case of any merger or consolidation of Rockley with or into another corporation (other than a consolidation or merger in which Rockley is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Rockley ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Rockley as an entirety or substantially as an entirety in connection with which Rockley is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Rockley ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Rockley ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Rockley ordinary shares in such a transaction is payable in the form of Rockley ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Rockley Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Rockley Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Rockley Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision, (b) adjusting the provisions relating to cash dividends on Rockley ordinary shares as contemplated by and in accordance with the Rockley Warrant Agreement or (c) adding or changing any other provisions with respect to matters or questions arising under the Rockley Warrant Agreement as the parties to the Rockley Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Public Warrants. All other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants, 50% of the then outstanding Private Warrants. You should review a copy of the Rockley Warrant Agreement, which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for our most recently completed fiscal year, for a complete description of the terms and conditions applicable to the Public Warrants.
The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Rockley, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Rockley ordinary shares and any voting rights until they exercise their Public Warrants and receive Rockley ordinary shares. After the issuance of Rockley ordinary shares upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, Rockley will, upon exercise, round down to the nearest whole number of Rockley ordinary shares to be issued to the warrantholder.
Exclusive Forum Provision in Rockley Warrant Agreement
The Rockley Warrant Agreement provides that the courts of the State of New York or the U.S. District Court for the Southern District of New York is the exclusive jurisdiction for any claims relating to such agreement. Further, the exclusive forum provision in the Rockley Warrant Agreement provides that such exclusive jurisdiction will not apply to claims arising under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Rockley Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the Rockley Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our ordinary shares.
This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees arising under the Rockley Warrant Agreement, which may discourage such lawsuits against us and our directors, officers, or other employees. Alternatively, if a court were to find this exclusive forum provision is inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and Board.
Private Warrants
In connection with the initial public offering of SC Health, the Sponsor purchased an aggregate of 5,000,000 warrants, or the Private Warrants, each exercisable to purchase one SC Health Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Warrant, or $5,000,000 in the aggregate. On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional units at the price of $10.00 per SC Health unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 Private Warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.
The Private Warrants will not be redeemable by Rockley so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by Rockley and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Warrants for that number of Rockley ordinary shares equal to the quotient obtained by dividing (a) the product of the number of Rockley ordinary shares underlying the Private Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the Rockley ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Warrant exercise is sent to the warrant agent. The Private Warrants will expire five years after the closing of the Business Combination, at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.
October Warrants

On October 24, 2022, we entered into a financing transaction, or the October Financing, relating to (i) the issuance and sale for cash to certain subscribing investors of warrants, or the October Warrants to purchase 131.6 million ordinary shares, at an initial exercise price of $1.1182 per share, subject to certain anti-dilution provisions, and the October Notes (as defined below). The October Warrants have a term that ends on May 27, 2032 and include customary anti-dilution adjustments as well as a ratchet anti-dilution adjustment in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or Rockley enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect. Upon the occurrence of such an event, the exercise price of the October Warrants will be decreased to the lower price (subject to a floor of $0.6262 per ordinary share, or the October Floor Price) and the number of ordinary shares issuable upon exercise of the October Warrants will be increased, such that the aggregate exercise price of all October Warrants remains the same before and after any such event. This will result in additional ordinary shares that may be issuable upon exercise of the October Warrants and may result in dilution to the existing shareholders. Upon the occurrence of a Fundamental Transaction (as defined in the October Warrants), the October Warrants provide each holder a put right in respect of the October Warrants. Upon the exercise of a put right by a holder, Rockley will be obligated to repurchase the October Warrants for the fair market value of the October Warrants repurchased, as calculated by a third-party valuation firm selected by Rockley and reasonably acceptable to the holder. The October Warrants also include cashless exercise rights.
May Warrants
On May 27, 2022, we entered into a financing transaction, or the May Financing, relating to the issuance and sale for cash to certain subscribing investors of warrants, or the Initial May Warrants, to purchase approximately 26.5 million of our ordinary shares at an initial exercise price of $5.00 per share, subject to certain anti-dilution adjustments, and the Initial May Notes (as defined below). We also granted the purchasers of the Initial May Warrants an option to purchase additional warrants (which we refer to herein, together with the Initial May Warrants, as the May Warrants) for a period of 12 months following the effectiveness of a registration statement covering the ordinary shares issuable upon conversion and exercise of the Initial May Notes and Initial May Warrants. The May Warrants have a term that ends on May 27, 2032 and include customary anti-dilution adjustments. As a result of the initial conversion price of the Initial October Notes (as defined below) and the initial exercise price of the Initial October Warrants being less than the initial exercise price of the May Warrants, the exercise price of the May Warrants was reset to $2.80 per share and each May Warrant became entitled to an additional 0.7857 shares upon exercise thereof. Upon the occurrence of a Fundamental Transaction (as defined in the May Warrants), the May Warrants provide each holder a put right in respect of the May Warrants. Upon the exercise of a put right by a holder, Rockley will be obligated to repurchase the May Warrants for the fair market value of the May Warrants repurchased, as calculated by a third-party valuation firm selected by Rockley and reasonably acceptable to the holder. The May Warrants also include cashless exercise rights.
Notes
October Notes
In connection with the October Financing, we issued approximately $90.6 million aggregate original principal amount of a series of Convertible Senior Secured Notes due 2026, or the October Notes, pursuant to the Indenture, dated as of October 25, 2022, among Rockley, the Rockley Photonics, Inc., Rockley Photonics Limited, Rockley Photonics Ireland Limited and Rockley Photonics Oy, each a wholly owned subsidiary of Rockley, or, collectively, the Guarantor Subsidiaries, and Wilmington Savings Fund Society, FSB, or WSFS, as trustee and collateral agent, which we refer to herein as the October Indenture. The October Notes are senior secured obligations of Rockley and the Guarantor Subsidiaries secured by substantially all assets of Rockley and each Guarantor Subsidiary; provided that the liens securing the October Notes and guarantees in respect thereof are contractually senior to the liens securing the May Notes (as defined below) and guarantees in respect thereof pursuant to that certain Collateral Agency and Intercreditor Agreement, dated as of October 25, 2022, among Rockley, the Guarantor Subsidiaries, the Collateral Agent (as defined therein), the Junior Lien Representative (as defined therein) and the Senior Lien Representative (as defined therein), or the Intercreditor Agreement. Interest on the October Notes is payable quarterly in arrears at a rate of 12.5% per annum if paid in cash or, subject to the satisfaction of certain conditions, at a rate of 15.0% per annum payable at a rate of 5.75% per annum in cash and 9.25% per annum through the issuance of additional October Notes, or PIK Interest, which will also bear interest. Interest on the October Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2023, and unless the context otherwise requires, references herein to the October Notes include any interest paid as PIK Interest. The October Notes will mature on May 15, 2026, or the October Maturity Date, unless redeemed, repurchased or converted in accordance with their terms prior to such date.
The October Notes are convertible at an initial conversion price equal to $0.6888 per ordinary share and subject to certain customary anti-dilution adjustments. Holders of the October Notes have the right to convert all or a portion of their October Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the October Maturity Date and the right to receive additional ordinary shares if Rockley elects, and is permitted thereunder, to pay the interest make-whole payment (as defined in the October Indenture) that may become due in connection therewith in ordinary shares. In addition, the October Notes are also subject to redemption at the option of Rockley in the event of certain changes in tax law or listing status of the October Notes or the status of the relevant stock exchange on which the October Notes may be listed as a “recognised stock exchange” for purposes of certain tax laws related to withholding on payments of interest. Upon conversion, holders of the October Notes will receive ordinary shares and cash for fractional interests and except in connection with certain events, an interest make-whole payment for interest that would have accrued from the date of conversion until the October Maturity Date, which interest make-whole payment shall be paid in cash or subject to the satisfaction of certain conditions, in ordinary shares at Rockley’s election; provided, however, until the earlier to occur of (i) the third business day prior to December 31, 2022 and (ii) the approval by Rockley’s shareholders to authorize the issuance of ordinary shares in connection therewith at a price less than the October Floor Price, if the Company would not be entitled to otherwise issue such shares in satisfaction of such interest make whole payment because the shares would be valued in accordance with the October Indenture at less than the October Floor Price, the holder who so converted all or a portion of its October Notes will be entitled to either (x) exercise an option to purchase additional October Notes or (y) receive shares valued at the October Floor Price, in each case, in the amount of cash that would otherwise have come due to such holder.
Rockley may redeem the October Notes in whole, and not in part, at its option, at any time prior to the October Maturity Date, for a cash purchase price equal to the aggregate principal amount of any October Notes to be redeemed plus accrued and unpaid interest thereon plus a make-whole premium as provided in the October Indenture. At any time prior to the October Maturity Date, Rockley may also redeem the October Notes in whole, or from time to time in part, if the last reported sale price of the ordinary shares exceeds 250% of the conversion price then in effect and if the daily trading volume for ordinary shares on the NYSE exceeds 1,000,000 shares, in each case, for at least 20 trading days (which need not be consecutive), including at least one of the five trading days preceding the date on which Rockley provides a notice for such redemption, during any 30 consecutive trading day period ending on, and including, the trading day preceding such notice date, for a cash purchase price equal to the aggregate principal amount of any October Notes to be redeemed plus accrued and unpaid interest thereon. The October Notes are also subject to redemption at the option of Rockley in the event of certain changes in tax law or listing status of the October Notes or the status of the relevant stock exchange on which the October Notes may be listed as a “recognised stock exchange” for purposes of certain tax laws related to withholding on payments of interest.
In addition, following certain corporate events that occur prior to the October Maturity Date or following issuance by Rockley of a notice of redemption, in each case as provided in the October Indenture, in certain circumstances, Rockley will increase the conversion rate for a holder who elects to convert its October Notes in connection with such a corporate event or who elects to convert any October Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change (such term as defined in the October Indenture), holders of the October Notes will have the right to require Rockley to repurchase all or a portion of their October Notes at a price equal to the aggregate principal amount of any October Notes to be repurchased plus accrued and unpaid interest thereon plus a make-whole premium.
The October Indenture includes restrictive covenants that, subject to specified exceptions, limit the ability of Rockley and its subsidiaries to, among other things, (a) incur debt or issue preferred shares or disqualified stock; (b) make (i) dividends and distributions, (ii) redemptions and repurchases of equity, (iii) investments and (iv) prepayments, redemptions and repurchases of subordinated debt; (c) incur liens; (d) make asset sales; (e) enter into transactions with affiliates and (f) enter into agreements limiting subsidiary distributions. In addition, Rockley is required to maintain minimum unrestricted cash and cash equivalents, when taken together with the aggregate amount of funds then on deposit in an escrow account under the October Indenture, of $5.0 million until December 29, 2022 and $20.0 million thereafter. The October Indenture also includes customary events of default after which the holders of the October Notes may accelerate the maturity of the October Notes to become due and payable immediately; provided, however, that the October Notes will be automatically accelerated upon certain events of bankruptcy, insolvency and reorganization involving Rockley or any of its subsidiaries. Such events of default include: (i) certain payment defaults on the October Notes (which, in the case of a default in the payment of interest and liquidated damages on the October Notes, will be subject to a 30-day cure period); (ii) Rockley’s failure in its obligation to convert a October Note, if such default is not cured within three business days; (iii) Rockley’s failure to send certain notices under the October Indenture within specified periods of time, if such failure is not cured within three business days; (iv) Rockley’s failure to comply with certain covenants in the October Indenture relating to Rockley’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of Rockley and its subsidiaries, taken as a whole, to another person; (v) a default by Rockley in its other obligations or agreements under the October Indenture or the other note documents (as defined in the October Indenture) if such default is not cured or waived within 30 days after written notice is given by WSFS or the holders of 25% in aggregate principal amount of the October Notes then outstanding; (vi) certain defaults by Rockley or any of its subsidiaries with respect to indebtedness for borrowed money of at least $3.5 million; (vii) final judgments of at least $3.5 million (excluding amounts not covered by insurance) rendered against Rockley or any of its subsidiaries, which judgments are not discharged or stayed within 60 days; (viii) certain events of bankruptcy, insolvency or reorganization involving Rockley or any of its subsidiaries; (ix) any guarantee in respect of the October Notes ceases to be in full force and effect, other than in accordance with the October Indenture, or any Guarantor Subsidiary denies or disaffirms its obligations under its guarantee in respect of the October Notes or gives notice to such effect; (x) any material provision of any note document ceases to be valid and binding on or enforceable against Rockley or any Guarantor Subsidiary or Rockley or any Guarantor Subsidiary shall so state in writing or any note security document (as defined in the October Indenture) ceases to create a valid security interest in the collateral (as defined in the October Indenture), excepted as permitted pursuant to the terms thereof or the October Indenture; (xi) certain defaults under that certain Noteholder Agreement, dated as of October 25, 2022, among the Issuer, the Guarantor Subsidiaries, each beneficial owner of the May Notes (discussed below) that is a party thereto and the holders of the October Notes, or the Noteholder Agreement; and (xii) except as permitted under the October Indenture, Rockley or any Guarantor Subsidiary shall contest in any manner the validity or enforceability of a permitted intercreditor agreement (as defined in the October Indenture) or deny that it has any further liability or obligation thereunder, or the note obligations or the liens securing the note obligations, for any reason shall not have the priority contemplated by the October Indenture, the note security documents or such permitted intercreditor agreement.
May Notes
In connection with the May Financing, we issued $81,500,000 aggregate original principal amount of a series of Convertible Senior Secured Notes due 2026, or the Initial May Notes, pursuant to the Indenture, dated as of May 27, 2022, among Rockley, the Guarantor Subsidiaries, and WSFS, as trustee and collateral agent, as supplemented by the First Supplemental Indenture, dated as of August 4, 2022, the Second Supplemental Indenture, dated as of September 30, 2022 and the Fourth Supplemental Indenture, dated as of October 25, 2022, or, as so amended, the May Indenture. We also granted the purchasers of the Initial May Notes and Initial May Warrants an option to purchase up to an additional $81,500,000 aggregate principal amount of Convertible Senior Secured Notes due 2026 (which we refer to herein, together with the Initial May Notes, as the May Notes) that would be issued under, and governed by, the May Indenture for a period of 12 months following the effectiveness of a registration statement covering the ordinary shares issuable upon conversion and exercise of the Initial May Notes and Initial May Warrants.
The May Notes are senior secured obligations of Rockley and the Guarantor Subsidiaries secured by substantially all assets of Rockley and each Guarantor Subsidiary; provided that the liens securing the May Notes and guarantees in respect thereof are contractually subordinated to the liens securing the October Notes and guarantees in respect thereof pursuant to the Intercreditor Agreement. Interest on the May Notes is payable quarterly in arrears at a rate of 9.5% per annum if paid in cash or, subject to the satisfaction of certain conditions, at a rate of 12.0% per annum payable at a rate of 5.75% per annum in cash and 6.25% per annum through the issuance of additional May Notes, or PIK Interest, which will also bear interest. Interest on the May Notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on August 15, 2022, and unless the context otherwise requires, references herein to the May Notes include any interest paid as PIK Interest.
The May Notes will mature on May 15, 2026, or the May Maturity Date, unless redeemed, repurchased or converted in accordance with their terms prior to such date. In connection with the October Financing, we repurchased a portion of the outstanding May Notes in an aggregate original principal amount of $50.0 million.
The May Notes are convertible at an initial conversion price equal to $3.08 per ordinary share and subject to certain customary anti-dilution adjustments. Holders of the May Notes have the right to convert all or a portion of their May Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the May Maturity Date and the right to receive additional ordinary shares if Rockley elects, and is permitted thereunder, to pay the interest make-whole payment (as defined in the May Indenture) that may become due in connection therewith in ordinary shares. In addition, the May Notes are also subject to redemption at the option of Rockley in the event of certain changes in tax law or listing status of the May Notes or the status of the relevant stock exchange on which the May Notes may be listed as a “recognised stock exchange” for purposes of certain tax laws related to withholding on payments of interest. Under the May Indenture, we are required to offer to repurchase the May Notes upon Rockley’s receipt of certain tax credit payments in an amount not to exceed 40% of the funds so received by Rockley, subject to certain conditions, including a minimum cash balance of $20.0 million pro forma for any such repurchase.
Rockley may redeem the May Notes in whole, and not in part, at its option, at any time prior to the May Maturity Date, for a cash purchase price equal to the aggregate principal amount of any May Notes to be redeemed plus accrued and unpaid interest thereon plus a make-whole premium as provided in the May Indenture. At any time prior to the May Maturity Date, Rockley may also redeem the May Notes in whole, or from time to time in part, if the last reported sale price of the ordinary shares exceeds 250% of the conversion price then in effect and if the daily trading volume for ordinary shares on the NYSE exceeds 1,000,000 shares, in each case, for at least 20 trading days (which need not be consecutive), including at least one of the five trading days preceding the date on which Rockley provides a notice for such redemption, during any 30 consecutive trading day period ending on, and including, the trading day preceding such notice date, for a cash purchase price equal to the aggregate principal amount of any May Notes to be redeemed plus accrued and unpaid interest thereon. The May Notes are also subject to redemption at the option of Rockley in the event of certain changes in tax law or listing status of the May Notes or the status of the relevant stock exchange on which the May Notes may be listed as a “recognised stock exchange” for purposes of certain tax laws related to withholding on payments of interest.

In addition, following certain corporate events that occur prior to the May Maturity Date or following issuance by Rockley of a notice of redemption, in each case as provided in the May Indenture, in certain circumstances, Rockley will increase the conversion rate for a holder who elects to convert its May Notes in connection with such a corporate event or who elects to convert any May Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change (such term as defined in the May Indenture), holders of the May Notes will have the right to require Rockley to repurchase all or a portion of their May Notes at a price equal to the aggregate principal amount of any May Notes to be repurchased plus accrued and unpaid interest thereon plus a make-whole premium.
The May Indenture includes restrictive covenants that, subject to specified exceptions, limit the ability of Rockley and its subsidiaries to, among other things, (a) incur debt or issue preferred shares or disqualified stock; (b) make (i) dividends and distributions, (ii) redemptions and repurchases of equity, (iii) investments and (iv) prepayments, redemptions and repurchases of subordinated debt; (c) incur liens; (d) make asset sales; (e) enter into transactions with affiliates and (f) enter into agreements limiting subsidiary distributions. In addition, Rockley is required to maintain minimum unrestricted cash and cash equivalents, when taken together with the aggregate amount of funds then on deposit in an escrow account under the October Indenture, of $5.0 million until December 29, 2022 and $20.0 million thereafter. The May Indenture also includes customary events of default after which the holders of the May Notes may accelerate the maturity of the May Notes to become due and payable immediately; provided, however, that the May Notes will be automatically accelerated upon certain events of bankruptcy, insolvency and reorganization involving Rockley or any of its subsidiaries. Such events of default include: (i) certain payment defaults on the May Notes (which, in the case of a default in the payment of interest and liquidated damages on the May Notes, will be subject to a 30-day cure period); (ii) Rockley’s failure in its obligation to convert a May Note, if such default is not cured within three business days; (iii) Rockley’s failure to send certain notices under the May Indenture within specified periods of time, if such failure is not cured within three business days; (iv) Rockley’s failure to comply with certain covenants in the May Indenture relating to Rockley’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of Rockley and its subsidiaries, taken as a whole, to another person; (v) a default by Rockley in its other obligations or agreements under the May Indenture or the other note documents (as defined in the May Indenture) if such default is not cured or waived within 30 days after written notice is given by WSFS or the holders of 25% in aggregate principal amount of the May Notes then outstanding; (vi) certain defaults by Rockley or any of its subsidiaries with respect to indebtedness for borrowed money of at least $3.5 million; (vii) final judgments of at least $3.5 million (excluding amounts not covered by insurance) rendered against Rockley or any of its subsidiaries, which judgments are not discharged or stayed within 60 days; (viii) certain events of bankruptcy, insolvency or reorganization involving Rockley or any of its subsidiaries; (ix) any guarantee in respect of the May Notes ceases to be in full force and effect, other than in accordance with the May Indenture, or any Guarantor Subsidiary denies or disaffirms its obligations under its guarantee in respect of the May Notes or gives notice to such effect; (x) any material provision of any note document ceases to be valid and binding on or enforceable against Rockley or any Guarantor Subsidiary or Rockley or any Guarantor Subsidiary shall so state in writing or any note security document (as defined in the May Indenture) ceases to create a valid security interest in the collateral (as defined in the May Indenture), excepted as permitted pursuant to the terms thereof or the May Indenture; (xi) certain defaults under the Noteholder Agreement; and (xii) except as permitted under the May Indenture, Rockley or any Guarantor Subsidiary shall contest in any manner the validity or enforceability of a permitted intercreditor agreement (as defined in the May Indenture) or deny that it has any further liability or obligation thereunder, or the note obligations or the liens securing the note obligations, for any reason shall not have the priority contemplated by the May Indenture, the note security documents or such permitted intercreditor agreement.
In addition, in connection with the issuance of the May Notes, Rockley is required to pay an annual facility fee in advance on the date of such issuance and each anniversary thereof from the date of the issuance thereof through the May Maturity Date in an amount equal to 1% of the original principal amount of the May Notes on the date of such issuance; provided that upon the earliest to occur of (i) the first date upon which all of the then-outstanding May Notes have been converted to ordinary shares, (ii) the first date upon which all of the then-outstanding May Notes are subject to a fundamental change offer (as defined in the May Indenture), (iii) the first date upon which Rockley has exercised an optional redemption or tax redemption (as each such term is defined in the May Indenture) as to all then-outstanding May Notes are subject to a fundamental change offer (as defined in the May Indenture), and (iv) the date upon which the May Notes are accelerated or otherwise become due prior to the May Maturity Date as a result of or during the continuance of an event of default under the May Indenture, then, in each case, the remaining unpaid facility fees payable on each such anniversary remaining prior to the May Maturity Date shall be accelerated and become due and payable.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as Rockley. However, Rule 144 also includes an exception to this prohibition if the following conditions are met:

•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
On August 11, 2021, Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability, Rockley Photonics Limited, a company organized under the laws of England and Wales, or Rockley UK, and SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability, or SC Health, consummated the business combination, or the Business Combination, contemplated by the Business Combination Agreement and Plan of Merger, dated March 19, 2021, by and among Rockley, Rockley UK, SC Health, and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of Rockley, or Merger Sub. In connection with the closing of the Business Combination, Rockley UK became a direct wholly owned subsidiary of Rockley and Merger Sub was merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly owned subsidiary of Rockley. Upon the closing of the Business Combination, Rockley ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted ordinary shares or restricted warrants or other restricted securities for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted ordinary shares or restricted warrants or other restricted securities for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•one percent (1%) of the total number of ordinary shares then outstanding; or
•the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, warrant agent and registrar for our ordinary shares, Public Warrants, Private Warrants, October Warrants and May Warrants is ComputerShare Trust Company.
Listing of Securities
Our ordinary shares and Public Warrants are listed on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.
Comparison of Cayman Islands Corporate Law
Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•the statutory provisions as to the required majority vote have been met;
•the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
•the arrangement is such that may be reasonably approved by an intelligent and honest individual of that class acting in respect of his or her interest; and
•the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.
The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissenting minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four (4) months, the offeror may, within a two-month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:
•a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities
We have been advised by our Cayman Islands legal counsel, Travers Thorp Alberga, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Rockley judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Rockley predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or being of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Anti-Money Laundering – Cayman Islands
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, or FRA, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.
Cayman Islands Data Protection
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands, or DPA, based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in our company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.
In the following discussion, the “Company” refers to us and our affiliates, delegates, or both, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain, and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who This Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in Rockley, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
Rockley, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
•where this is necessary for the performance of our rights and obligations under any purchase agreements;

•where this is necessary for compliance with a legal or regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the United Kingdom) who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.